Exhibit 99.1

CohBar Reports Second Quarter 2021

Financial Results and Provides Business Update

Company to host conference call and webcast at 5:00 p.m. ET

MENLO PARK, Calif., August 10, 2021 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics to treat chronic diseases and extend healthy lifespan, today reported its financial results for the second quarter ended June 30, 2021.

“Our positive CB4211 topline data announcement today marks an important milestone in our path towards demonstrating the full potential of our novel therapeutic platform sourced from the mitochondrial genome,” stated Dr. Joseph Sarret, Chief Executive Officer. “In parallel with our ongoing analysis of the promising data from the CB4211 study, we are diligently working to enable CB5138-3 to enter the clinic next year for the treatment of idiopathic pulmonary fibrosis. This is an exciting time for the company as we look forward to continued progress in the development of product candidates designed to address serious unmet medical needs.”

Second Quarter 2021 and Recent Highlights

•	Announced Positive Topline Data from the Phase 1a/1b Study of CB4211 Being Developed for the Treatment of Nonalcoholic Steatohepatitis (NASH) and Obesity: Today, the company announced topline results from the multi-center, randomized, double-blind, placebo-controlled Phase 1a/1b clinical study of CB4211, under development for NASH and obesity. The study met its primary endpoints as CB4211 was well-tolerated and appeared safe with no serious adverse events. The evaluation of the exploratory endpoints showed robust and statistically significant improvements in key biomarkers of liver damage, ALT and AST, and in glucose levels in the CB4211 group compared to placebo. There was a trend towards lower body weight in the CB4211 group after four weeks of treatment.

•	Appointed Joseph J. Sarret, M.D., J.D. as Chief Executive Officer and Director: In April, the company announced the appointment of Joseph J. Sarret, M.D., J.D. as Chief Executive Officer and Director. Dr. Sarret is a seasoned executive with a track record of success in biotechnology.

Second Quarter 2021 Financial Highlights

•	Cash and Investments: CohBar had cash and investments of $13.8 million as of June 30, 2021, compared to $21 million as of December 31, 2020. The cash burn for the quarter ended June 30, 2021, was approximately $4.6 million.

•	R&D Expenses: Research and development expenses were $2.6 million for the three months ended June 30, 2021, compared to $1.5 million in the prior year quarter. The increase in research and development expenses was primarily due to the investment in the company’s research programs focused on the continued development of its peptides, and an increase in clinical trial costs due to the timing of those expenses, partially offset by a decrease in stock based compensations costs.

•	G&A Expenses: General and administrative expenses were $2.6 million for the three months ended June 30, 2021, compared to $1.4 million in the prior year quarter. The increase in general and administrative expenses was primarily due to higher compensation and stock-based compensation costs and increased D&O insurance premiums.

•	Net Loss: For the three months ended June 30, 2021, net loss, which included $1.0 million of non-cash expenses, was $5.2 million, or $0.08 per basic and diluted share. For the three months ended June 30, 2020, net loss, which included $1.8 million of non-cash expenses, was $4.1 million, or $0.09 per basic and diluted share.

Second Quarter Investor Call:

Date: August 10, 2021
Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (877) 300-8521

-	Dial-in International: (412) 317-6026

-	Conference ID No.: 10159293

Slide Presentation

-	Please visit https://us02web.zoom.us/j/84796437737?pwd=R2t0eEFRVDVlVDVZMTdhT0pGWVVsUT09 and enter password CWBR, or

-	Go to www.cohbar.com and click on CohBar Q2 2021 Investor Presentation at the top of homepage.

For individuals participating in the Investor Call and Slide Presentation, please call into the conference audio and log into Zoom approximately 10 minutes prior to its start. Please note, no audio will be available through Zoom.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on August 10, 2021, through 11:59 p.m. Eastern Time on August 31, 2021. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 10159293. The audio recording along with the slide presentation will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring peptide sequences within the mitochondrial genome, some of which have been shown to have the potential to regulate key processes in multiple systems and organs in the body. To date, the company has discovered more than 100 mitochondrial derived peptides and generated over 1,000 analogs. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of diseases associated with the underlying impact of mitochondrial dysfunction. The company’s lead compound, CB4211, recently completed a Phase 1a/1b clinical trial for NASH and obesity. In addition, CohBar has four preclinical programs with the most advanced being CB5138-3 for idiopathic pulmonary fibrosis (IPF) and other fibrotic diseases, which is currently in IND-enabling studies. The preclinical programs also include the CB5064 Analogs for acute respiratory distress syndrome (ARDS) including COVID-19 associated ARDS, CB5046 Analogs for CXCR4-related cancer and orphan diseases, and MBT3 Analogs for cancer immunotherapy.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding timing and anticipated outcomes of research and clinical trials for our mitochondria based therapeutic (MBT) candidates; expectations regarding the growth of MBTs as a significant future class of drug products; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs, MBTs and other potential therapies. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials and the timing of announcements and updates relating to our clinical trials and related data; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, receipt of unfavorable feedback from regulators regarding the safety or tolerability of CB4211 or the possibility of other developments affecting the viability of CB4211 or CB5138-3 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable results that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

CohBar, Inc.
Condensed Balance Sheets

	As of
	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash	$1,603,151	$2,894,575
Investments	12,221,227	18,120,266
Prepaid expenses and other current assets	1,045,848	413,692
Total current assets	14,870,226	21,428,533
Property and equipment, net	328,078	394,004
Intangible assets, net	17,535	18,075
Other assets	69,620	67,403
Total assets	$15,285,459	$21,908,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,858,409	$727,599
Accrued liabilities	186,021	1,141,741
Accrued payroll and other compensation	731,817	853,335
Note payable, net of debt discount and offering costs of $17,441 and $15,656 as of June 30, 2021 and December 31, 2020, respectively	357,559	349,344
Total current liabilities	3,133,806	3,072,019
Notes payable, net of debt discount and offering costs of $0 and $26,159 as of June 30, 2021 and December 31, 2020, respectively	-	348,841
Total liabilities	3,133,806	3,420,860

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.001 par value, Authorized 180,000,000 shares; Issued and outstanding 62,269,427 shares as of June 30, 2021 and 61,117,524 as of December 31, 2020	62,269	61,118
Additional paid-in capital	90,609,379	87,684,323
Accumulated deficit	(78,519,995)	(69,258,286)
Total stockholders’ equity	12,151,653	18,487,155
Total liabilities and stockholders’ equity	$15,285,459	$21,908,015

CohBar, Inc.
Condensed Statements of Operations
(unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	2,617,675	1,545,043	5,272,447	2,994,915
General and administrative	2,584,364	1,390,671	3,943,043	3,222,292
Total operating expenses	5,202,039	2,935,714	9,215,490	6,217,207
Operating loss	(5,202,039)	(2,935,714)	(9,215,490)	(6,217,207)

Other income (expense):
Interest income	(33)	1,743	3,140	37,195
Interest expense	(10,425)	(77,837)	(24,985)	(155,673)
Equity modification expense	-	(998,643)	-	(1,801,043)
Amortization of debt discount and offering costs	(10,868)	(92,078)	(24,374)	(183,361)
Total other expense	(21,326)	(1,166,815)	(46,219)	(2,102,882)

Net loss	$(5,223,365)	$(4,102,529)	$(9,261,709)	$(8,320,089)
Basic and diluted net loss per share	$(0.08)	$(0.09)	$(0.15)	$(0.19)
Weighted average common shares outstanding - basic and diluted	61,860,023	43,336,953	61,710,979	43,228,161

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